Exhibit 23.1

INDEPENDENT AUDITORS’ CONSENT

The Board of Managers

Golden Oval Eggs, LLC

Renville, Minnesota

We consent to the inclusion of our report dated October 31, 2005 (except for Note 6 as to which the date is November 21, 2005) with respect to the consolidated balance sheets of Golden Oval Eggs, LLC as of August 31, 2005 and 2004, and the related consolidated statements of operations, owners’ equity and cash flows for each of the three years ended August 31, 2005, which report has been included in the Annual Report to Stockholders and in the Form 10-K Annual Report of Golden Oval Eggs, LLC.

Moore Stephens Frost
Certified Public Accountants

Little Rock, Arkansas

November 29, 2005